Magyar Bancorp News
400 Somerset St., New Brunswick, NJ 08901
732.342.7600

         MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 29, 2009 - Magyar Bancorp (NASDAQ: MGYR) (the "Company"), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2008.

The Company reported a net loss of $3.9 million for the three months ended December 31, 2008, compared to net income of $142,000 for the three months ended December 31, 2007. The Company's loss was attributable to a $4.0 million provision for loan loss during the quarter due to increasing levels of non-performing loans and further deterioration in economic conditions.

The basic loss per share was $0.67 for the three months ended December 31, 2008. Basic and diluted earnings per share for the three months ended December 31, 2007 were $0.02.


Results from Operations

Net income decreased $4.0 million during the three-month period ended December 31, 2008 compared with the three-month period ended December 31, 2007 due to larger provision for loan losses, which increased $3.8 million to $4.0 million during the three months ended December 31, 2008. The increase in provision for loan losses was due to higher levels of non-performing loans, adverse economic conditions resulting in the depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs during the current quarter.

Net interest margin decreased by 48 basis points to 2.76% for the quarter ended December 31, 2008 compared to 3.24% for the quarter ended December 31, 2007. The yield on interest-earning assets fell 152 basis points to 5.42% for the three months ended December 31, 2008 from 6.94% for the three months ended December 31, 2007 primarily due to reductions in the Prime Rate during the last twelve months totaling 400 basis points, of which 175 basis points occurred during the current quarter. The yield on assets was also lower in the current quarter due to higher levels of non-performing assets. The cost of interest-bearing liabilities fell 117 basis points to 2.83% for the three months ended December 31, 2008 from 4.00% for the three months ended December 31, 2007.

The Company's net interest income decreased $170,000, or 4.8%, to $3.4 million during the quarter ended December 31, 2008 from $3.6 million during the quarter ended December 31, 2007.

Interest and dividend income decreased $967,000, or 12.7%, to $6.6 million for the three months ended December 31, 2008 from $7.6 million for the three months ended December 31, 2007. An increase in average interest-earning assets of $51.2 million, or 11.7%, was more than offset by a decrease in the yield on such assets of 152 basis points to 5.42% for the quarter ended December 31, 2008 compared with the prior year period. Interest expense decreased $797,000, or 19.7%, to $3.3 million for the three months ended December 31, 2008 from $4.0 million for the three months ended December 31, 2007. While the average balance of interest-bearing liabilities increased $54.4 million between the two periods, the cost on such liabilities fell 117 basis points to 2.83% for the quarter ended December 31, 2008 compared with the prior year period.

The provision for loan losses was $4.0 million for the three months ended December 31, 2008 compared to $223,000 for the three months ended December 31, 2007. Net charge-offs were $987,000 for the three months ended December 31, 2008 compared to a net recovery of $13,000 for the three months ended December 31, 2007.

The higher level of loan charge-offs resulted from depreciation of real estate collateral securing commercial and construction loans due to the current adverse economic environment. Specifically, during the three months ended December 31, 2008, the Bank decreased its allowance for loan loss by reducing the carrying value of three loans. First, a $1.7 million loan used to acquire and develop ten scattered lots in Newark, NJ was written down by $876,000 to an updated appraised value of $892,000. The loan was identified as non-performing at September 30, 2008 although interest payments ceased to be made during the current quarter. Second, a $465,000 loan used to acquire land in Allamuchy, NJ was written down $93,000 to an updated appraised value of $372,000. The loan was identified as non-performing at September 30, 2008 and is in the process of foreclosure. Finally, the Bank accepted a short-sale on a $606,000 construction loan that resulted in an $18,000 reduction in the allowance for loan loss.

"The continued deterioration in the housing market and our economy negatively impacted our construction and commercial loan portfolios, resulting in this quarter's loan loss provision," stated Elizabeth E. Hance, President & Chief Executive Officer. "During fiscal 2009, we'll continue our efforts to workout existing credit issues, and reduce construction loans as a percentage of our total loan portfolio, focusing on residential and commercial lending opportunities."

Non-interest income decreased $24,000, or 7.1%, to $316,000 during the three months ended December 31, 2008 compared to $340,000 for the three months ended December 31, 2007. The decrease was primarily attributable to greater loan prepayment penalties received during the prior year period.

Non-interest expense of $3.6 million during the three months ended December 31, 2008 was $30,000 higher than the three month period ended December 31, 2007. An increase in FDIC insurance premiums paid between the two periods of $67,000 was partially offset by decreases in compensation and employee and benefit expenses and occupancy expenses of $35,000 and $17,000, respectively.

The Company recorded tax expense of $19,000 for the three months ended December 31, 2008, compared with tax expense of $20,000 for the three months ended
December 31, 2007. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and carry forwards are available. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the net deferred tax assets are fully offset by a valuation allowance at December 31, 2008.

Balance Sheet Comparison

Total assets increased $28.5 million, or 5.5%, to $542.8 million during the three months ended December 31, 2008. The quarterly increase was attributable to investment securities, which increased $15.6 million, or 26.5%, and loans receivable, which increased $15.1 million, or 3.7%.

Total loans receivable at December 31, 2008 were comprised of $161.9 million (38.0%) one-to-four family residential mortgage loans, $99.2 million (23.3%) commercial real estate loans, $93.1 million (21.9%) construction loans, $38.8 million (9.1%) commercial business loans, $18.6 million (4.4%) home equity lines of credit and $14.1 million (3.3%) other loans. Growth during the quarter ended December 31, 2008 occurred primarily in commercial real estate loans, which increased $6.4 million, followed by $4.0 million in one-to-four family residential mortgage loans, $2.8 million in commercial business loans, and $2.7 million in home equity lines of credit.

Total non-performing loans increased by $1.7 million to $21.8 million at December 31, 2008 from $20.1 million at September 30, 2008. The ratio of non-performing loans to total loans was 5.12% at December 31, 2008 compared to 3.24% at September 30, 2008.

Included in the non-performing loan totals were ten construction loans totaling $14.6 million, ten commercial loans totaling $6.6 million, and two residential mortgage loans totaling $510,000. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses increased by $3.0 million to $7.5 million at December 31, 2008 from $4.5 million recorded at September 30, 2008. The increase in the allowance was primarily attributable to the higher current year provision for loan losses which reflected the overall growth in the loan portfolio, higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs.

The allowance for loan losses as a percentage of non-performing loans was 34.5% at December 31, 2008 compared with 22.4% at September 30, 2008. At December 31, 2008, the Company's allowance for loan losses as a percentage of total loans was 1.77% compared with 1.10% at September 30, 2008. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment. At December 31, 2008, to the best of management's knowledge, all known and inherent losses that are probable and which can be reasonably estimated have been recorded.

At December 31, 2008, investment securities were $74.5 million, reflecting an increase of $15.6 million, or 26.5%, from September 30, 2008. Investment securities consisted of $68.8 million of mortgage-backed securities, $3.4 million of municipal bonds, and $2.3 million of U.S. Government and Agency obligations. The mortgage-backed securities are collateralized by mortgage loans that meet agency conforming standards and do not contain sub-prime mortgage loans.

Total deposits grew $9.3 million, or 2.5%, to $384.9 million during the three months ended December 31, 2008. The growth in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $13.4 million to $220.2 million, and savings accounts, which increased $4.5 million, or 13.1%. Money market and interest-bearing checking account balances, which decreased $5.3 million and $2.7 million, respectively, partially offset the growth in certificates of deposit and savings accounts. Further, non-interest bearing checking balances decreased $530,000 during the quarter to $24.2 million at December 31, 2008. Deposits accounted for 70.9% of total assets and 92.0% of loans receivable, net of allowance for loan losses at December 31, 2008.

Included with the total deposits at December 31, 2008 were $23.2 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $8.7 million in brokered certificates of deposit.

To the extent the Company's asset growth exceeded growth in deposits, Federal Home Loan Bank of New York (FHLBNY) advances were used as alternative funding sources. Use of the FHLBNY advances enabled the Bank to reduce its cost of funds and manage its interest rate risk position. FHLBNY borrowings increased $22.2 million during the three months ended December 31, 2008, respectively, to $110.1 million, or 20.2% of assets.

During the three months ended December 31, 2008, the Company repurchased 6,400 shares at an average price of $7.85. Through December 31, 2008, the Company had repurchased 63,770 shares at an average price of $9.69 pursuant to the second stock repurchase plan which has reduced outstanding shares to 5,749,741.

The Company's book value per share decreased to $7.44 at December 31, 2008 from $8.51 at December 31, 2007. The decrease was the result of the Company's results from operations, partially offset by the reduction of shares outstanding during the twelve month period.

About  Magyar  Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 86 years with a complete line of financial products and services. Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as "may," "will," "believe," "expect," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company's filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

               MAGYAR BANCORP, INC. AND SUBSIDIARY
                     Selected Financial Data
          (Dollars in Thousands, Except Per Share Data)

                                                        Three Months Ended
                                                            December 31,
                                                       2008              2007
                                                     ---------         --------
                                                            (Unaudited)

Income Statement Data:
----------------------
     Interest and dividend income                    $ 6,648            $ 7,615
     Interest expense                                  3,252              4,049
                                                     -------            -------
     Net interest and dividend income                  3,396              3,566
     Provision for loan losses                         4,002                223
                                                     -------            -------
     Net interest and dividend income (loss) after
          provision for loan losses                     (606)             3,343
     Non-interest income                                 316                340
     Non-interest expense                              3,551              3,521
                                                     -------             ------
     Income (loss) before income tax expense          (3,841)               162
     Income tax expense                                   19                 20
                                                    --------             ------
     Net income (loss)                              $ (3,860)            $  142
                                                    ========             ======

Per Share Data:
---------------
     Basic earnings (losses) per share               $ (0.67)            $ 0.02
     Diluted earnings (losses) per share                 N/A             $ 0.02
     Book value per share                             $ 7.44             $ 8.51

Selected Ratios:
----------------
     Return on average assets                          -2.90%              0.12%
     Return on average equity                         -36.88%              1.16%
     Net interest margin                                2.76%              3.24%


                                                                               At or For the Year Ended
                                                                               ------------------------
                                                                           December 31,         September 30,
                                                                             2008                   2008
                                                                           -------------        -------------
Balance Sheet Data:                                                                     (Unaudited)
-------------------
     Assets                                                                  $ 542,754          $ 514,272
     Loans receivable                                                          425,821            410,651
     Allowance for loan losses                                                   7,517              4,502
     Investment securities - available for sale, at fair value                  65,322             49,326
     Investment securities - held to maturity, at cost                           9,215              9,618
     Deposits                                                                  384,908            375,560
     Borrowings                                                                110,122             87,934
     Shareholders' Equity                                                       42,751             45,826

Asset Quality Data:
-------------------
     Non-performing loans                                                     $ 21,800           $ 20,068
     REO property                                                                5,921              4,666
     Allowance for loan losses to non-performing loans                          34.48%             22.43%
     Allowance for loan losses to total loans receivable                         1.77%              1.10%
     Non-performing loans to total loans receivable                              5.12%              4.89%
     Non-performing assets to total assets                                       5.11%              4.81%
     Non-performing assets to total equity                                      64.84%             53.97%